Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 10, 2005 relating to the financial statements and financial statement schedule of Premium Standard Farms, Inc. and subsidiaries (the “Company“) appearing in the prospectus filed by the Company on June 14, 2005 pursuant to Rule 424(b) under the Securities Act of 1933.

Deloitte & Touche LLP
Kansas City, Missouri
June 17, 2005